SCHEDULE 13D

CUSIP No: 464288778

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
01/03/07	31,911	52.31
01/04/07	23,015	52.09
01/05/07	16520	51.56